Exhibit 99.2

Fourth Quarter and Full Year 2016 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s fourth quarter and full year 2016 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results and guidance is provided at the end of these remarks.
Earnings Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET today to discuss results. Participants may access the earnings conference call by dialing +1 (877) 359-9508 or internationally +1 (224) 357-2393. The passcode is 58212980. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.
Revision of Previously Issued Financial Statements

As previously reported, Ameresco determined that it did not provide for the deferred tax liability and related income tax provision during the year ended December 31, 2015 related to the outside basis difference in its consolidated investment in an investment fund. As explained in note 2 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K being filed with the Securities and Exchange Commission tomorrow, the Company is revising its historical financial statements for the year 2015. As a result, 2015 was revised as follows: (i) total long term liabilities increased by $2.1 million as of December 31, 2015 as a result of increasing the deferred tax liability and retained earnings decreased by the same amount as of December 31, 2015, (ii) the income tax provision increased by $2.1 million for the year ended December 31, 2015 which resulted in an increase to net loss and a decrease of net income attributable to Ameresco, Inc. of the same amount for the year ended December 31, 2015, (iii) the basic and diluted net income per share attributable to Ameresco, Inc. decreased from $6.00 to $2.00, (iv) an increase in comprehensive loss, and comprehensive loss attributable to shareholders of $2.1 million for the year ended December 31, 2015, and (v) net loss increased and deferred income taxes decreased within the cash flows from operating activities by $2.1 million resulting in no change to cash flows from operating activities for the year ended December 31, 2015. The Company has determined that the impact on its previously issued financial statements was not material.

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on March 4, 2016 and in our Quarterly Report for the quarter ended March 31, 2016, filed with the U.S. Securities and Exchange Commission on May 5, 2016. In addition, the forward-looking statements included in this press release represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, non-GAAP EPS, non-GAAP net income and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliations” and “Non-GAAP Financial Guidance”.
Prepared Remarks
George Sakellaris - CEO

At this time last year, we offered you an optimistic outlook for 2016. Today, we are happy to report that we delivered. We offered guidance on revenue, gross margin, expenses, net income and adjusted EBITDA, and we are now reporting results in line with that guidance. Most importantly, net income and adjusted EBITDA grew double digits - much faster than revenue, which is always our goal.

Our marketing performance in 2016 was outstanding as well. Total project backlog is $1.5 billion, which is 11% higher than a year ago. Project backlog consists of a half a billion in contracted backlog, which is 37% higher than this time last year. New awards grew 12%, bringing awarded backlog up to nearly one billion dollars. As you can see, we already have good visibility into 2017 and beyond.

On top of that visibility in projects, Ameresco continues to build energy sales and operations and maintenance, both of which are very stable and higher margin. Those revenue streams contributed 20% of our 2016 revenue, and over 50% to EBITDA, and should continue to grow in the years ahead. Notably, our O&M contracts and power purchase agreements generally extend out 20 years, providing long-range visibility to a profitable line of business.

We believe there are few companies in our sector that can match our combination of profitability, growth and visibility.

Our solid execution was not limited to the financials. We laid out four strategic initiatives that would drive our results, both in 2016 and the years ahead. We executed on plan this past year and continue to focus on these goals for 2017.

Our first strategy was to aggressively but prudently invest in project development, with the goal of building our pipeline. The result is a growing backlog. As I mentioned, our total backlog is now up to $1.5 billion, giving us great visibility and momentum heading into 2017. We will continue to invest aggressively, but wisely, in project development in the upcoming year.

Our second strategy was to increase our geographic penetration. We noted that our business was under-represented in certain regions of the country. We stepped up hiring, enhanced marketing efforts, and opened offices around the U.S. We are seeing positive results. Backlog and revenue are growing meaningfully in our target regions.

Our third strategy was to continue to build our portfolio of distributed generation assets. This market is being driven by the desire for greater energy security, reliability, and resiliency. Customers are aiming to build a robust energy infrastructure with back-up power solutions, renewable energy, and a wide variety of power sources like solar, CHP, storage, landfill gas, biogas, and more. In 2016, we grew our project assets by a third, driving 18% growth in energy sales. Naturally, we expect to continue to grow this portfolio in 2017.

Our final strategic initiative was to restructure and optimize certain lagging operations, specifically Canada and our software business. In Canada, the restructuring is essentially complete and we are seeing positive results. Our management team is driving success in our core project business, and we swung to a profit. We expect Canada to again be a contributor to profit and growth in 2017 and beyond. Meanwhile, our energy management software tools are now an integral part of our project sales process. Further, we reinvested the savings from these efforts into the initiatives I mentioned before. In 2017, we will move our focus to more broad-based optimization to achieve operational excellence.

I can characterize our performance as exceptional, but there is always room for improvement. For instance, growth in our core U.S. project business was behind the double-digit growth we anticipated at the start of the year. However, revenue still increased, mainly due to the outstanding growth in our federal business of nearly 40%. Along these lines, we also anticipated more challenges to our off-grid PV sales, and in fact they were down 27%.

On top of the existing strategies, we will continue to use innovative technologies and implement complex designs to differentiate ourselves in the market. Our value-add comes from the engineering that integrates multiple technologies across very large and complex projects. One example is our recently announced project at the Marine Corps Recruit Depot at Parris Island, South Carolina. This is a $91 million project to design and build a site-wide, state-of-the-art microgrid. It integrates 10 MW of new on-site generation and battery storage. Ameresco will engineer, construct and operate the energy generating assets through a self-funding ESPC. This will provide energy infrastructure upgrades to the more than 8,000 acre military installation. The project will provide a reliable source of heat and power, combined with advanced controls and energy storage technology. This will allow the site to operate in island-mode during a loss of utility connection, thus ensuring the operation of mission critical systems. Overall, the project will revitalize Parris Island’s existing energy infrastructure.

We are also seeing resiliency as a priority for other customers. Ameresco recently announced a project at the 1,200-acre urban business campus known as the Navy Yard in Philadelphia. We are working with PIDC on the energy infrastructure for the development, which encompasses one of the largest microgrids in the U.S. Ameresco is designing, engineering, and building a 6 MW natural gas peaker plant, and providing long-term operation and maintenance. The project reduces energy cost, but also increases resiliency, since the plant can operate reliably during any outages.

These types of projects, which are becoming more frequent for us, require a high level of design and engineering expertise. We believe Ameresco has a more advanced in-house capability than many of our competitors. We also believe we benefit from being technology agnostic. We are free to create the best design using the best technology available today to meet our customers’ needs. Our customers appreciate our non-biased independence.

Ameresco’s expertise and innovative approach extends beyond energy to total resource efficiency. For instance, water efficiency is now a critical aspect of many of our bids, and sometimes the dollar savings on water can be greater than the dollar savings on power. In the Parris Island project, for example, we are integrating water conservation designs, which are expected to reduce usage by 27%. We have announced several other large projects that include water savings. At the Butner North Carolina prison project, our work will reduce water consumption by 40%. Similarly, our work on four agency buildings in DC-under the GSA deep retrofit program-will also result in water consumption savings of 54%.

We believe that our Company’s focus on innovation and total resource usage has resulted in winning larger, more complex projects. We see this trend growing in upcoming projects that we are pursuing. Our average project size is expanding, and some of the RFPs we are starting to see are exceptionally large. This gives us confidence in the growth outlook for our industry in general, as well as our ability to compete and hold-or even gain-market share.

Now let me address one final issue before I turn the call over to John. With Ameresco’s federal business so strong, we are naturally getting the question of what the new administration may mean to our momentum in this sector. Frankly, it is too early to tell how the landscape may change, but we remain optimistic about this market segment. The key reason is that our federal projects are driven by economics. The projects are self-funding, unsubsidized, and positively impact the federal budget. They create new jobs, improve infrastructure and do not require appropriations. As one of the largest landlords in the world, the federal government has a perennial need for energy infrastructure, energy resiliency, and improvements that are cost-effective. Our business model allows the federal government to invest in its vast portfolio with no upfront capital and through the private sector. These investments reduce energy costs and overhead expenses, address deferred maintenance, and repair aged and inefficient buildings. Each of the last four administrations has leveraged ESPCs and built upon past successes. We believe an emphasis by the current administration on public-private partnerships could increase the use of ESPCs as a cost-neutral, complementary tool to support the President’s infrastructure plans. We do acknowledge that there could be a bit of a slowdown as new leadership and management teams take over the various agencies. However, we are not aware of any immediate impact to our Federal business or backlog at this time. We continue to work diligently with our federal partners.

Now I will turn the call over to John for the financials.

John Granara - CFO
Thank you, George, and good morning everyone. As we get started, please note that unless otherwise stated, all the amounts I reference relate to either Q4 or the full year 2016. Unless I say otherwise, all comparisons are for the year-over-year change.

In reviewing our results, the prepared remarks on our website offer both our lines of business and our traditional segment reporting. This will keep the time series comparable for you.

So let’s look at results, starting with the income statement.

Q4 revenue of $174 million met our expectations. Project revenue was essentially flat, while energy sales were up 23%, and operations and maintenance was up 4%. As we expected, “all other” revenue was down 16%. The "all other" category is mainly off-grid solar.

For the full year, revenue increased 3.2% to $651 million. Growth was primarily driven by strength in the Federal and Small-scale Infrastructure segments, which were up 40% and 23%, respectively. The growth in both Federal and Small-scale Infrastructure segments was partially offset by the revenue decline in the U.S. Regions and “all other” segments.

Breaking out the year by lines of business, project revenues of $454 million were up 4.6%. Revenue generated by our operating assets grew 18% as we recognized the full-year benefits from assets that we placed in service in 2015. O&M also delivered positive results with revenue up 6.7% year-over-year, driven by the addition of new contracts. The project, energy and O&M revenue growth was partially offset by a 16% decline in our other lines of business, which was mostly off-grid PV sales.

Now let’s look at gross margin and operating expenses for Q4. Gross margin was 20.7%, up from 19.4% a year ago, which excludes the SRO loss in Canada. The gross margin upside was primarily driven by better revenue mix. Operating expenses before restructuring were $28.5 million, compared to $27.3 million last year.

For the full year, gross margin was 20.6% compared to 19.6% last year, which excludes the SRO loss. Operating expenses before charges were $104 million, compared to $103 million. Operating expenses as a percent of revenue-- and before charges-- was 16%, down from 16.4% last year. Charges include restructuring and the SunEdison bankruptcy.

Looking at taxes, we had a $4.4 million expense in 2016 versus $5.0 million last year. Our effective tax rate for the year was 27%.

Net income for the fourth quarter was $3.3 million, versus a loss last year of $1.1 million. Non-GAAP net income in the quarter was $3.6 million or $0.08 per share, down from $4.2 million or $0.09 per share.

Net income for the full year was $12 million or 26 cents per share, versus net income of $0.8 million or 2 cents per share last year. Non-GAAP net income for 2016 was $16.8 million or $0.36 per share, up from $9.6 million or $0.20 per share.

Adjusted EBITDA for the fourth quarter was $14.4 million, compared to $13.1 million.

Importantly, as George highlighted, we achieved one of our primary goals this year, to grow adjusted EBITDA faster than revenue. The full-year adjusted EBITDA increased 22.5% to $56 million.

Now let’s turn to our balance sheet. Here, all the comparisons I make are sequential, from the start of the quarter to the end. Cash and equivalents, including restricted cash, were $33 million, up $2 million. Accounts receivable, including retainage was $103 million, up slightly. Project assets were up $41 million, bringing the total to $320 million.

Consolidated debt of $160 million was up $31 million. Around 70% of our debt is non-recourse. To prepare for more growth, we increased our corporate debt facility by $20 million.

Our adjusted cash flow from operations for the quarter was $14 million. For the year, we generated $32 million.

Capital expenditures for the year were $76 million. Nearly all of that was for operating assets. Our maintenance capex for the year was $2.8 million.

Next, let’s turn to project backlog. Our contracted backlog increased 37% and now stands at $534 million. The growth was driven by a 167% increase in Federal. As important, we performed quite well on new awards. They grew 12% for the year, with 25% growth in Federal driving that performance. Our total project backlog of $1.5 billion is 11% higher than this time last year. As we stand now, of our total backlog, 48% is Federal, 47% US regions, and 5% Canada. This is important, as we are maintaining a good balance across our segments.

Also related to backlog, our assets under development were $228 million, an increase of 35%.

Let’s move on to guidance. Before I give you numbers, I want to address some changes we are implementing this year. The changes do not conflict with our commitment to full and open dialogue with our investors, and are designed to encourage you to look at our business the same way we do internally.

First, we are going to limit our guidance to annual numbers only. The reality is that we look at the economics of our business on an annual basis. Earlier, George emphasized the visibility of our business...which is absolutely true, on a longer-term basis. But in the short term, any number of factors can throw off the quarterly results in a way that is not economically meaningful. Since internally we concentrate on the annual plan, we want to encourage our investors to do likewise.

Second, we are going to limit our guidance to top line and bottom line. The nature of our business is that many fixed personnel costs can vary in utilization. Salary can sometimes be charged to a project, sometimes it is corporate overhead. This means that our gross margin and operating expenses can move around in odd, but not economically meaningful ways Since the top line and bottom line are what matter most and are most predictable, we are going to limit our guidance to revenue, net income, and adjusted EBITDA.

So let me give you the numbers. As George noted, we are optimistic about our outlook, and confident we can achieve accelerating revenue growth and even faster profit growth in the coming year.

We expect 2017 consolidated revenue to be in the range of $665 to $700 million. This outlook reflects the resurgence in our non-Federal US business, which should be back to double-digit growth. Our Federal business should take a pause after the great growth of the past couple years-it should range from flat to upper single digits. Energy sales should again achieve a mid-teens growth rate, based on the assets in development now. Also, we are anticipating stabilization in our off-grid PV business, due to the pickup in oilfield activity.

We expect EPS in the range of 37 to 43 cents, which is based on a fully diluted share count of 46 million.

Adjusted EBITDA should be in the range of $60 to $65 million.

This guidance reflects stability in our gross margin, and our usual tight expense control. To help you in modeling, we expect the quarterly pattern during the year to look similar to the 2016 pattern.

Please keep in mind that the guidance we've provided excludes the impact of any non-controlling interest or any restructuring or other unusual charges.

Closing Remarks - Mr. Sakellaris
To conclude, I first want to thank our employees. An outstanding year like the one we just finished would not have been possible without their hard work and dedication. I also want to thank our customers. Meeting their needs is what drives us to innovate and excel in everything we do. I also want to thank our shareholders for their support.

As we move into 2017, we intend to build on our track record of stellar execution of a compelling growth strategy. We believe our guidance is both realistic and pushes us to continue to accelerate our growth and improve our profitability. We will invest in building our project pipeline; we will drive further penetration around the US; and we will invest in expanding our portfolio of operating assets. We will use our expertise and culture of innovation to pursue larger, more complex projects, which will drive growth and help visibility. We are off to a great start so far in 2017, and look forward to reporting our progress to you throughout the year. Thank you for your interest and support. I’ll now turn the call back to the operator.

Performance by Segment (in thousands):
	Three Months Ended		Twelve Months Ended
	Revenues	Adjusted EBITDA(1)	Revenues	Adjusted EBITDA(1)
December 31, 2016
U.S. Regions	$73,910	$5,568	$269,766	$18,724
U.S. Federal	49,725	6,923	177,991	25,884
Canada	10,425	502	50,448	2,666
Small-Scale Infrastructure	19,852	6,705	81,395	32,205
All Other	20,313	1,232	71,627	2,463
Unallocated corporate activity	—	(6,555)	—	(25,743)
Total Consolidated	$174,225	$14,375	$651,227	$56,199
December 31, 2015
U.S. Regions	$79,496	$6,379	$301,371	$25,657
U.S. Federal	37,549	4,375	127,620	17,980
Canada	11,572	(1,055)	49,235	(1,802)
Small-Scale Infrastructure	20,375	9,152	66,322	27,605
All Other	24,776	(245)	86,284	(1,886)
Unallocated corporate activity	—	(5,482)	—	(21,684)
Total Consolidated	$173,768	$13,124	$630,832	$45,870

Product Line Revenues By Segment for the twelve months ended (in thousands):
	U.S. Regions	U.S. Federal	Canada	Small-Scale Infrastructure	All Other	Total Consolidated
2016
Revenues:
Project(1)	$251,630	$134,153	$41,324	$17,604	$9,489	$454,200
Operating Assets(2)	126	3,519	2,428	57,584	1,225	64,882
O&M(3)	17,186	40,316	449	5,097	34	63,082
Integrated-PV(4)	—	—	—	—	29,325	29,325
Other Services	824	3	6,247	1,110	31,554	39,738
Total Revenues	$269,766	$177,991	$50,448	$81,395	$71,627	$651,227
2015
Revenues:						—
Project(1)	$282,764	$88,862	$40,385	$9,419	$12,950	$434,380
Operating Assets(2)	—	—	2,138	52,992	—	55,130
O&M(3)	17,202	38,549	716	2,650	—	59,117
Integrated-PV(4)	—	—	—	—	40,070	40,070
Other Services	1,405	209	5,996	1,261	33,264	42,135
Total Revenues	$301,371	$127,620	$49,235	$66,322	$86,284	$630,832
(1) Project revenues consists of services related to the design, engineering and installation of, and the arranging of financing for, equipment and other measures to improve the efficiency and control the operation of a facility’s energy infrastructure. Project revenues also include the construction for customers of small-scale plants that produce electricity, gas, heat or cooling from renewable sources of energy.
(2) Operating Assets revenues includes the sale of electricity, processed LFG, heat or cooling from plants that the Company owns.
(3) O&M revenues includes operations and maintenance services for customers as well as measurement and verification services related to our ESPCs.
(4) Integrated-PV revenues includes the sale of solar PV energy products and systems.

Operating Asset Metrics (in thousands, except megawatt equivalents ("MWe"))
	Three Months Ended and As Of December 31,		Twelve Months Ended and As Of December 31,
	2016	2015	2016	2015
Operating Assets:
Assets in Development	228,300	168,900	228,300	168,900
Assets in Development (MWe)	98.9	75.0	98.9	75.0
Total Assets in Operation (MWe)	164.0	158.0	164.0	158.0
Revenues	$16,331	$13,313	$64,882	$55,130
Adjusted EBITDA	$8,137	$9,476	$33,217	$29,120

GAAP to Non-GAAP Reconciliations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Net income (loss) attributable to Ameresco, Inc.	3,269	(1,137)	12,032	844
Impact of redeemable non-controlling interest	114	(5,528)	(35)	(5,528)
Plus: Income tax provision	1,498	2,789	4,370	4,976
Plus: Other expenses, net	2,448	607	7,409	6,765
Plus: Depreciation and amortization of intangible assets	6,523	6,353	24,755	23,858
Plus: Stock-based compensation	376	402	1,462	1,769
Plus: Restructuring and other charges	147	6,221	6,206	6,621
Plus: Non-Core Canada project loss	—	3,417	—	6,565
Adjusted EBITDA	$14,375	$13,124	$56,199	$45,870
Adjusted EBITDA margin	8.3%	7.6%	8.6%	7.3%

Non-GAAP net income and EPS:
Net income (loss) attributable to Ameresco, Inc.	$3,269	$(1,137)	$12,032	$844
Impact of redeemable non-controlling interest	114	(5,528)	(35)	(5,528)
Plus: Restructuring and other charges	147	6,221	6,206	6,621
Plus: Non-Core Canada project loss	—	3,417	—	6,565
Plus: Income Tax effect of adjustments	—	1,239	(1,430)	1,106
Non-GAAP net income of Ameresco, Inc.	$3,530	$4,212	$16,773	$9,608
Diluted net income (loss) per common share	0.07	(0.02)	0.26	0.02
Effect of adjustments to net income	$0.01	$0.11	$0.10	$0.18
Non-GAAP EPS of Ameresco, Inc.	$0.08	$0.09	$0.36	$0.20

Adjusted cash from operations:
Cash flows from operating activities	$(10,697)	$(16,919)	$(58,073)	$(49,538)
Plus: proceeds from Federal ESPC projects	24,964	16,125	90,039	77,971
Adjusted cash from operations	$14,267	$(794)	$31,966	$28,433

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31, 2017
	Low	High
Operating income	$33,000	$37,000
Depreciation and amortization of intangible assets	26,000	26,000
Stock-based compensation	1,000	2,000
Restructuring and other charges	$—	$—
Adjusted EBITDA	$60,000	$65,000
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosure and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada and charges related to a significant customer bankruptcy. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.
Our management uses adjusted EBITDA and EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

During the first quarter of 2016, we changed our calculation and presentation of adjusted EBITDA to exclude restructuring charges and losses related to a significant non-core project in Canada and during the third quarter of 2016, we changed our calculation and presentation of adjusted EBITDA in order to exclude charges related to a significant customer bankruptcy. We do not consider these items indicative of our core operating performance. Adjusted EBITDA and adjusted EBITDA margin for the prior periods have been recalculated to be presented on a comparable basis.
Non-GAAP Net Income and EPS
We define non-GAAP net income and earnings per share ("EPS") to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring charges, loss related to a significant non-core project in Canada and loss attributable to redeemable non-controlling interest. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.